Exhibit 99.1

   Atlantic Coast Federal Corporation Announces Fourth Quarter and
                       Year-End Results for 2004

    WAYCROSS, Ga.--(BUSINESS WIRE)--March 16, 2005--Atlantic Coast Federal Corporation (NASDAQ/NM:ACFC), the holding company for Atlantic Coast Federal, today announced financial results for the fourth quarter and year ended December 31, 2004. Highlights of the fourth quarter included the completion of the Company's initial public offering, higher comparable net interest income, and continued growth in the Company's loan portfolio.
    "There's no question that 2004 was a milestone year for Atlantic Coast Federal, with notable achievements in many areas," remarked Robert J. Larison, Jr., President and Chief Executive Officer. "Despite an environment that continued to present many challenges, we posted record net interest income for the year, underscoring strong loan volume and stable interest margins. This loan growth in turn helped push our year-end loan portfolio up 19% and over the $500 million mark for the first time in our history. At the same time, we were pleased to see our deposits advance in step with asset growth, increasing 11% during 2004 to a record year-end amount. These accomplishments point to the fundamental strength of our business, the success of our strategies, and the potential of our markets, especially as we focus more attention and resources on the metropolitan Jacksonville area.
    "Of course, the most significant event of the fourth quarter was the completion of our initial public stock offering on October 4, 2004," Larison continued. "The capital provided by the offering will strengthen our ability to meet the financial needs of our markets, expand our product offering, and extend the reach of our branch network. During the fourth quarter, we also were fortunate to name new senior management to our executive team. This additional expertise and leadership should help us continue to capitalize on the opportunities we see ahead."
    For the fourth quarter of 2004, the Company's net interest income increased 11% to $5.3 million from $4.8 million in the fourth quarter of 2003. The provision for loan losses for the period increased to $648,000 from $138,000 in the fourth quarter of 2003, in step with higher loan volume in 2004 and reflecting a reduction in the provision in the year-earlier quarter based on an improving outlook. Net interest income, after provision for loan losses, was $4.6 million in the fourth quarter of 2004 and largely unchanged from the fourth quarter of 2003. Net income for the fourth quarter was $493,000 or $0.03 per share compared with $750,000 or $0.09 per share in the same period last year, with the decline primarily reflecting the initial impact of the Atlantic Coast Federal Employee Stock Ownership Plan, which was implemented in connection with the Company's recent initial public offering.
    For the year ended December 31, 2004, the Company's net interest income increased 2% to $19.9 million from $19.4 million in 2003. The provision for loan losses for the year declined to $3.0 million from $4.2 million in 2003, primarily because of a significant specific reserve in the earlier period related to one commercial real estate loan relationship. The majority of this loan balance was charged-off in first quarter of 2004. Net interest income, after provision for loan losses, increased 11% to $16.9 million in 2004 from $15.2 million in 2003. Net income for 2004 was $3.2 million or $0.32 per share compared with $4.4 million or $0.51 per share in 2003; in addition to the increased fourth quarter expenses noted above, the difference in income year over year also reflected a gain in 2003 related to the sale of the Company's credit card portfolio.
    At December 31, 2004, the Company's total assets increased 28% to $637.7 million from $498.4 million at December 31, 2003. Loans receivable, net increased 19% to $517.7 million at December 31, 2004, from $435.6 million at December 31, 2003. Deposits rose 11% to $435.7 million at December 31, 2004, from $392.3 million at December 31, 2003. Total stockholders' equity increased 128% to $98.7 million at December 31, 2004, primarily because of the Company's fourth quarter initial public offering, versus $43.2 million at the end of 2003.
    Return on average stockholders' equity for the fourth quarter and the year ended December 31, 2004, was 2.40% and 5.87%, respectively, versus 6.89% and 10.77%, respectively, for the comparable periods last year. Return on average total assets for the fourth quarter and year ended December 31, 2004, was 0.30% and 0.55%, respectively, compared with 0.60% and 0.91%, respectively, for the same periods in 2003.
    Concluding, Larison added, "Considering the solid momentum that characterized our business as 2004 came to a close, we approach the coming year with a great deal of excitement and enthusiasm. We believe the additional financial strength provided by our recent offering greatly enhances our ability to execute the growth strategy we have in place, which centers on increased business and an expanded presence in the fast-growing metropolitan Jacksonville area.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with approximately $638 million in assets as of December 31, 2004, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.

    This news release contains forward-looking statements within the meaning of the federal securities laws, identified by words such as "potential," "should," and "believe," or similar expressions. Such statements are subject to risks and uncertainties, including but not limited to changes in national economic conditions or those in Atlantic Coast Federal Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Atlantic Coast Federal Corporation's market area, changes in the position of banking regulators on the adequacy of its allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Atlantic Coast Federal Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                            Three Months Ended        Year Ended
                               December 31,           December 31,
                            -------------------   -------------------
                              2004       2003       2004       2003
                            --------   --------   --------   --------
Total interest income       $  8,466   $  7,537   $ 31,772   $ 31,212
Total interest expense         3,215      2,789     11,916     11,781
                            --------   --------   --------   --------
Net interest income            5,251      4,748     19,856     19,431
Provision for loan losses        648        138      2,975      4,238
                            --------   --------   --------   --------
Net interest income after
  provision for loan losses    4,603      4,610     16,881     15,193
Non-interest income            1,328        645      5,322      7,533
Non-interest expense           5,193      4,145     17,256     15,911
                            --------   --------   --------   --------
Income before income taxes       738      1,110      4,947      6,815
Income tax expense               245        360      1,755      2,398
                            --------   --------   --------   --------
Net income                  $    493   $    750   $  3,192   $  4,417
                            ========   ========   ========   ========
Basic and diluted
  earnings per share        $   0.03   $   0.09   $   0.32   $   0.51
                            ========   ========   ========   ========
Basic and diluted weighted
  average shares              13,850      8,728     10,016      8,728
                            ========   ========   ========   ========


                                                  Dec. 31,   Dec. 31,
                                                    2004       2003
                                                  --------   --------
Total assets                                      $637,678   $498,417
Cash and cash equivalents                           25,708      8,996
Securities available for sale                       53,363     26,039
Loans receivable, net                              517,711    435,622
Total deposits                                     435,682    392,256
Federal Home Loan Bank advances                    100,314     60,971
Stockholders' equity                                98,700     43,218

    Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2004 and 2003, may be found at the following link: http://www.irinfo.com/acfc/4Q04fs.pdf. Investors should refer to the Company's Form 10-K for the year ended December 31, 2004, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

    CONTACT: For Atlantic Coast Federal Corporation:
             Patrick J. Watson, 615-254-3376